Exhibit 99.1

Series Name	Underlying Asset	Reg A/ Reg D	Share Price	Shares Sold In Prior 12 Months	Total Consideration
Series The New York Bred Bundle	Multiple	REG A	$225.00	19	$4,275.00
Series Clair de Lune 22	Moonlit Courage	REG A	$83.00	505	$41,915.00
Series Blue Devil	Blue Devil	REG A	$75.00	119	$8,925.00
Series Formidable Kitt 22	Elite Heat	REG A	$132.00	2,172	$286,704.00
Series Stylishly 23	Black Tie Optional	REG A	$228.00	2,296	$523,488.00
Series Malibu Bonnie 23	Munny Problem	REG A	$79.00	8,268	$653,172.00
Series Spanxamillion 23	Native Brew	REG A	$174.00	3,925	$682,950.00
Series Blip Says Bye 23	Misstrial	REG A	$78.00	9,997	$779,766.00
Series Seeking A Star 23	Sirius Pursuit	REG A	$118.00	2,999	$353,882.00
Series STG Broodmare Band	STG Broodmare Band	REG A	$235.00	5,000	$1,175,000.00
Series Thank You Note 23	Commissioned	REG A	$144.00	4,999	$719,856.00
Series Magic Belle 23	Mystical Belle	REG A	$1,200.00	300	$360,000.00
Series Just Like Lucy 23	Love Like Lucy	REG A	$77.00	5,100	$392,700.00
Series Eyepopnruby 23	My Eyes On You	REG A	$79.00	5,100	$402,900.00
Series Trust But Verify	Trust But Verify	REG A	$77.00	13,331	$1,026,487.00
Series Great Hot 23	Raging Inferno	REG A	$1,400.00	250	$350,000.00
Series Wildcat Gaze 23	Shezawildone	REG A	$196.00	1,100	$215,600.00
Series Stirred 23	Stir It Up	REG A	$150.00	3,268	$490,200.00
Series Restless Rider 23	Steel the Moment	REG A	$119.00	9,998	$1,189,762.00
Series Thesis Break 24	Thesis Break 24	REG A	$87.00	3,995	$347,565.00
Series Confetti 24	Start The Party	REG A	$117.00	2,972	$347,724.00
Series Slam Dunk 24	Elevated	REG A	$122.00	7,448	$908,656.00
Series Bubala 24	Bubala 24	REG A	$117.00	3,268	$382,356.00
Series Great Sister Diane 24	Great Sister Diane 24	REG A	$116.00	4,427	$513,532.00
Series Bernin Midnight 24	Bernin Midnight 24	REG A	$1,800.00	250	$450,000.00
Total				101,106	$12,607,415.00